Exhibit 99.1

CORPORATE INVESTOR RELATIONS 5333 15TH AVENUE SOUTH, SUITE 1500

Contact:

Scott Montgomery, President & CEO

SEATTLE, WA 98108

smontgomery@mnbla.com

206.762.0993.

David Brown, Exec VP & CFO david.brown@mnbla.com

310-277-2265

NEWS RELEASE

National Mercantile Declares 5 - for - 4 Stock Split

Los Angeles, California – March 20, 2006 – National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today announced its Board of Directors has declared a five-for-four stock split in the form of a 25% stock dividend to be issued April 14 to shareholders of record March 31, 2006.

Each shareholder will receive 25 additional shares of common stock for every 100 shares currently owned. A cash payment will be made in lieu of fractional shares. Following the dividend, National Mercantile will have approximately 5.5 million shares outstanding.

“We believe this stock dividend will benefit shareholders by improving liquidity, and signals our confidence in the outlook for 2006,” said Scott A. Montgomery, President and CEO.

In 2005, National Mercantile posted record profits with earnings up 107%, in the fourth quarter and 114% for the year. Solid loan growth and strong operating performance fueled the earnings growth during the year. For the year ended December 31, 2005, National Mercantile posted record net income of $4.7 million, or $0.99 per diluted share, compared to $2.2 million, or $0.48 per diluted share in 2004. Fourth quarter earnings more than doubled to $1.4 million, or $0.29 per diluted share, compared to $678,000, or $0.15 per diluted share, in the fourth quarter of 2004.

About National Mercantile Bancorp

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets. The banks’ focus is on business banking with lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations. The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

This press release contains forward-looking statements about the Company. Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing. Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions. Do not rely unduly on forward-looking statements. They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date. Many factors, most beyond the Company’s control, could cause actual results to differ significantly from the Company’s expectations. These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio, the Company’s abilities to realize further efficiencies and achieve growth targets, and finalization of year-end audit results. These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

Note:  Transmitted on Prime Zone on March 20, 2006 at 2:00 p.m. PST.